Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Pacer International, Inc.:
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-91698, 333-142766 and 333-181893) of Pacer International, Inc. of our reports dated February 8, 2013, with respect to the consolidated balance sheets of Pacer International, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related financial statement schedule as of and for the years ended December 31, 2012 and 2011 and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Pacer International, Inc. and subsidiaries.
/s/ KPMG LLP

Columbus, Ohio
February 8, 2013